Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated January 11, 2010
Relating to Preliminary Prospectus Supplement dated January 11, 2010
Registration No. 333-156251
Associated Banc-Corp
The information in this issuer free writing prospectus should be read together with the preliminary prospectus supplement dated January 11, 2010, the accompanying prospectus dated December 17, 2008 and any other issuer free writing prospectus Associated Banc-Corp has filed with the Securities and Exchange Commission for the offering to which this communication relates.
     On January 11, 2010, following the release of the Company’s earnings for the quarter and year ended December 31, 2009, Standard & Poor’s Ratings Services announced a downgrade by two rating notches of the Company’s counterparty rating to “BB-/B” from “BB+/B” and by one rating notch of the counterparty rating on Associated Bank, National Association to “BB+/B” from “BBB-/A-3”, in each case with a negative outlook.
     The Company believes that this particular expected rating action will not have a material adverse effect on its business as the Company’s business plan is not reliant on the wholesale funding markets; however, as disclosed in the “Risk Factors” in the Company’s Preliminary Prospectus Supplement dated January 11, 2010, there can be no assurance that a reduction in the Company’s credit ratings will not adversely affect the Company’s liquidity and competitive position, increase its borrowing costs, limit its access to the capital markets or trigger unfavorable contractual obligations.
The issuer has filed a registration statement (including a preliminary prospectus supplement dated January 11, 2010 and an accompanying prospectus dated December 17, 2008) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and the other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.